AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 2005

                                                   REGISTRATION NO.  333-64484

==============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                    -----------------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1
                                TO FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                    -----------------------------------

                    NEW CINGULAR WIRELESS SERVICES, INC.

           (Exact name of registrant as specified in its charter)

            DELAWARE                                      91-1379052
  (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization                    Identification Number)

                          5565 GLENRIDGE CONNECTOR
                           ATLANTA, GEORGIA 30342
                               (404) 236-7895
           (Address of registrant's principal executive offices)

         AT&T WIRELESS SERVICES, INC. 2001 LONG TERM INCENTIVE PLAN

         AT&T WIRELESS SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN

                AT&T WIRELESS SERVICES, INC. ADJUSTMENT PLAN

                     AT&T WIRELESS 401(K) SAVINGS PLAN

                         (Full titles of the plans)


                              PHILIP K. TESKE
                  EXECUTIVE DIRECTOR - FINANCIAL REPORTING
                    NEW CINGULAR WIRELESS SERVICES, INC.
                          5565 GLENRIDGE CONNECTOR
                           ATLANTA, GEORGIA 30342
                               (404) 236-7895

         (Name, address, and telephone number of agent for service)

                       ------------------------------

                       RECENT EVENTS: DEREGISTRATION

     This Post-Effective Amendment relates to the Registration Statement on Form S-8 (registration number 333-64484) (the "Registration Statement") filed with the Securities and Exchange Commission on July 3, 2001 which registered 323,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of New Cingular Wireless Services, Inc., formerly known as AT&T Wireless Services, Inc. (the "Company") and participation interests related to the Company's 401(k) Savings Plan.

     The Company, Cingular Wireless Corporation ("Cingular"), Cingular Wireless LLC, Links I Corporation ("Links"), and, solely with respect to certain sections thereof, SBC Communications Inc. and BellSouth Corporation entered into an Agreement and Plan of Merger dated as of February 17, 2004 (the "Merger Agreement"), pursuant to which, on October 26, 2004, Links, a wholly owned subsidiary of Cingular, has been merged with and into the Company (the "Merger"). As a result of the Merger, the Company became a wholly owned subsidiary of Cingular and all outstanding shares of the Company's Common Stock (and associated Rights to Purchase Preferred Stock) have been converted into the right to receive $15.00 in cash and each share of the Company's Series C Preferred Stock and Series E Preferred Stock has been converted into the right to receive an amount of cash equal to its then applicable liquidation preference (these actions are collectively referred to as the "Merger").

     In connection with the closing of the Merger, the Company has terminated all of its offerings of its Common Stock and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock and participation interests registered under the Registration Statement which remain unsold as of the date hereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 14th day of February, 2005.

                               NEW CINGULAR WIRELESS SERVICES, INC.



                               By:  /s/ Stanley T. Sigman
                                   --------------------------------
                               Name:  Stanley T. Sigman
                               Title: President and Chief Executive Officer


     Pursuant to the requirements of the Securities act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

           Signature
------------------------------------


/s/ Stanley T. Sigman                       President and Chief Executive
-----------------------------               Officer; Director (Principal
Stanley T. Sigman                           Executive Officer)


                                            Chief Financial Officer
/s/ Peter A. Ritcher                        (Principal Financial and Accounting
-----------------------------               Officer)
Peter A. Ritcher


/s/ Ralph de la Vega
-----------------------------               Director
Ralph de la Vega


/s/ Carol Tacker
-----------------------------               Director
Carol Tacker

                   THE AT&T WIRELESS 401(k) SAVINGS PLAN

     Pursuant to requirements of the Securities Act of 1933, as amended, the person that administers the AT&T Wireless 401(k) Savings Plan has duly caused this Post-Effective Amendment to be signed on the plan's behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 14th day of February, 2005.

                                 AT&T WIRELESS 401(k) SAVINGS PLAN

                                 BY:  NEW CINGULAR WIRELESS SERVICES, INC.


                                  /s/ Rickford Bradley
                                 ----------------------------------------
                                 By: Rickford Bradley